Exhibit D

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
AMERITRANS CAPITAL CORPORATION, ELK ASSOCIATES FUNDING CORPORATION
AND
VELOCITY CAPITAL ADVISORS LLC

Agreement made this ___________ day of ____________, 2008, by and between AMERITRANS CAPITAL CORPORATION, a Delaware corporation (the “Corporation” or the “Company”), ELK ASSOCIATES FUNDING CORPORATION, a New York corporation and the Corporation’s wholly-owned subsidiary (“Elk”; the Corporation, Elk, or any other subsidiary sometimes hereinafter referred to as a “Client” or “Clients”), licensed by the U.S. Small Business Administration as a Small Business Investment Company  and VELOCITY CAPITAL ADVISORS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a closed-end management company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, Elk is registered as a Small Business Investment Company (“SBIC”) under the Small Business Investment Company Act of 1958 and has also elected to be treated as a BDC under the Investment Company Act; and

WHEREAS, the Clients desire to retain the Adviser to furnish investment advisory services to the Clients on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services,

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.

Duties of the Adviser.

(a)

The Clients hereby retain the Adviser to act as the investment adviser on an exclusive basis on behalf of the Clients, as hereinafter more fully set forth, for the purpose of managing the Clients’ investments in (A) below investment grade (i) senior loans and notes, and (ii) subordinated notes, (B) any other debt instruments to which the parties mutually agree, ((A) and (B) being collectively referred to as the “Debt Portfolio”) and (C) Incidental Equity (as hereinafter defined) (collectively, the “Velocity Assets”)), subject to the supervision of the Board of Directors of the Corporation (the “Board”) and the review and recommendation of the Ameritrans-VCA Investment Committee (the “IC”), for the period set forth herein and upon the terms set forth herein.

(b)

The term “Incidental Equity” shall mean private equity investments or “kickers” received in connection with investments in the Debt Portfolio.  The Adviser is not being engaged to advise regarding private equity transactions, but the Client shall have three (3) business days to exercise a right of first refusal with respect to any private equity investment in an issuer of a Debt Portfolio security that Advisor wishes to make for its own account.  If Client shall exercise its right of first refusal, the equity investment shall constitute an Incidental Equity.

(c)

It is specifically understood and acknowledged by the Adviser that the Clients currently manage a portfolio of loans and private equity investments.  The exclusivity referred to in Paragraph  hereof with respect to the Velocity Assets and assets similar to the Velocity Assets is not intended to cover investments of the type and size of those assets presently in the Clients’ portfolios (excluding assets reasonably expected to be included in the Velocity Assets upon the Effective Date (as hereinafter defined)) or any other assets other than those to which the exclusivity provisions hereof apply, including real estate related debt or equity.  None of the Clients shall invest directly or indirectly in any of the kinds of investments included in the Velocity Assets other than pursuant to the terms, covenants and conditions of this Agreement.

(d)

Unless Adviser has terminated the exclusivity provisions hereof as provided in this Paragraph , neither the Adviser nor any other senior professional employed by Adviser shall provide similar management or advisory services to any other entity for the performance of advisory services with respect to the Velocity Assets or otherwise invest in such assets.  Unless Adviser has terminated the exclusivity provisions hereof as provided in this Paragraph , during the term of this Agreement, none of the Clients will contract directly or indirectly with other parties for investment management services with respect to the Velocity Assets or otherwise invest in similar assets.  Upon the written request of the Adviser, the Clients shall submit a “no-action” letter or an application for an exemptive order to the Securities and Exchange Commission (the “Commission”) with respect to Adviser’s rights under Paragraphs 11.A, 11.B, and 11.C (“Purchase Option”), and if the Commission (A) does not (i) notify the Corporation and Elk that it will take “no-action” with respect to the matters described in the “no-action” request or (ii) issue an order granting the exemptive relief requested in the application or (B) imposes any other material terms or conditions in connection with the Purchase Option, then Adviser shall have the right at any time after the first anniversary of the Effective Date (as hereinafter defined) upon ninety (90) days prior written notice to the Corporation and Elk to terminate the obligation of exclusivity as set forth in Paragraphs  and  hereof, and the right of first refusal set forth in Paragraph ; provided, further, however if the U.S. Small Business Administration (“SBA”) does not approve the Purchase Option on or before the first anniversary of the Effective Date, then Adviser shall also have the right to terminate the exclusivity obligation in the manner provided above.  If Adviser so terminates the exclusivity provisions hereof, thereafter, the Clients, on the one hand, and the Adviser, on the other hand, shall have the right to enter into agreements and to transact business with such persons in connection with the investment of any assets or directly acquire any assets as they shall each determine in their sole discretion.  Upon the termination of the exclusivity provisions of this Agreement, any asset acquired by a Client other than those assets approved by the Adviser shall not be included in the Velocity Assets.

(e)

The Adviser will employ no fewer than two (2) senior professionals (the “Senior Professionals”) (in addition to Ed Levy), and such two Senior Professionals will dedicate all or substantially all of their professional time to the Velocity Assets.  Edward Levy shall devote a significant amount of his professional time to originating, investing and managing the Velocity Assets and overseeing Adviser’s investment professionals.  If for any reason Edward Levy is no longer the managing member of Adviser, the Clients shall have the right to terminate this Agreement, and Adviser shall have no right with respect to the Purchase Option.  The Corporation shall retain the right at all times to approve two (2) of the Senior Professionals (excluding Edward Levy).  Accordingly, if one or both of the approved Senior Professionals leave the employ of Adviser, then  Adviser will have one hundred and eighty (180) days to recommend for approval and retain a replacement Senior Professional(s), and the Corporation shall have the right to approve or reject such Senior Professional(s), such approval not to be unreasonably withheld; provided, however, that the Corporation is given sufficient information to perform due diligence on the background of such proposed Senior Professional(s), and further provided that such Senior Professional(s) also apply to the United States Small Business Administration (“SBA”) for any approvals that may be necessary in accordance with applicable SBA Regulations then in effect for such persons to act as Senior Professionals for Adviser.  If after one hundred and eighty (180) days the parties are unable to agree on a suitable replacement(s), then, in such event, the Corporation, and its subsidiaries, will have the right to terminate this Agreement  for cause as set forth in Paragraph  hereof; provided, however, in the event any new Senior Professional(s) have been recommended by Adviser and approved by the Corporation, but approval by the SBA, if required, has not yet been obtained, such one hundred eighty (180) day period shall be extended pending a determination by the SBA.  In the event such approval is denied, the Corporation and its subsidiaries shall have the right to terminate this Agreement for cause.

(f)

The two (2) Senior Professionals approved by Client shall each be required to enter into an agreement with Adviser prohibiting such person from advising or being affiliated with any BDC and/or any SBIC, extending for one (1) year following the voluntary termination by such person of his/her employment or termination by the Adviser “for cause” of such person’s employment with Adviser; provided, however, such obligation at Adviser’s option, may terminate upon (i) the termination of the exclusivity provision described in Paragraphs , , or  hereof or (ii) the termination or failure to continue “without cause” of this Agreement by the Corporation.  Those Senior Professionals shall and the Adviser and the Clients hereby each agree not to solicit for hire, or hire, any of either the Clients’ or Adviser’s personnel, as the case may be, during the period of this Agreement and for one year thereafter provided, however, such restriction shall terminate upon (i) the termination of the exclusivity provision described in Paragraphs , , or  hereof or (ii) the termination or failure to continue “without cause” of this Agreement by the Corporation.  The agreements with Adviser’s employees shall be written in such a manner that permits the Corporation to be a third party beneficiary of the above referenced provisions thereby permitting the Corporation to enforce such provisions if it deems necessary in its sole discretion.

(g)

All Senior Professionals shall cooperate with and satisfactorily complete appropriate background checks and shall submit appropriate applications to SBA as may be required by SBA rules and/or regulations pertaining to persons in similar positions.  Adviser and its employees shall, at all times during the term of this Agreement, comply with the Corporation’s Code of Ethics and Fundamental Investment Policies and such other policies applicable to the Corporation’s employees that include customary insider trading restrictions, confidentiality of corporate information, confidentiality of client information, systems and other proprietary information not otherwise publicly available, and Adviser agrees that the purchase, acquisition, holding, and disposition of all investments that make up the Velocity Assets, and the acting as an adviser to the Corporation and its subsidiaries shall always be:

(i)

in accordance with the investment objectives, policies and restrictions that are set forth in the Corporation’s Registration Statements and/or as described in the Corporation’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2007, as the same shall be amended from time to time (as amended, the “Registration Statement”), which shall be consistent with the investment objective of investing in the Velocity Assets as contemplated hereby;

(ii)

in accordance with the Investment Company Act, and in compliance with all applicable statutes, rules, regulations and policies of the Commission concerning operations of a Regulated Investment Company and Business Development Company, and in addition, in compliance with the Small Business Investment Company Act of 1958, as amended and the SBA rules and Regulations that pertain to the operations of a licensed SBIC, as may apply to Elk;

(iii)

in accordance with the initial policies and procedures of the IC attached as Exhibit A hereto, as such Exhibit A may be amended from time to time by Clients’ Boards of Directors in their sole discretion with respect to which amendments Adviser shall be given reasonable notice and further that such amendments shall be no more restrictive or burdensome than necessary to protect the interests of the Clients and their respective stockholders or comply with law;

(iv)

in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s charter and by-laws.

(h)

Without limiting the generality of the foregoing provisions of Paragraph , the Adviser shall, during the term and subject to the provisions of this Agreement,

(i)

recommend to the IC the composition of the portfolio of the Velocity Assets, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)

identify, evaluate and, in appropriate circumstances, negotiate the structure of the investments with respect to the Velocity Assets as approved by the IC and Board of Directors of the Client making the investment and not close any such investment without such approval;

(iii)

upon receiving such approval, close such investment;

(iv)

manage, monitor the performance of, enforce, and authorize amendments to or waive, temporarily or permanently, provisions of agreements related to, the Velocity Assets and otherwise engage in all activity customary for an investment adviser that manages similar assets;

(v)

perform due diligence on prospective additions to the Velocity Assets;

(vi)

provide the Clients with such other investment advisory, research and related services as the Clients may, from time to time, reasonably require for the management of the Velocity Assets; and

(vii)

notwithstanding anything to the contrary contained herein, in the event the Adviser (i) elects to dispose of a Velocity Asset or (ii) if Adviser is not then  registered under the Investment Advisers Act of 1940 (the “Advisers Act”), and is rendering advice with respect to securities which are proposed to become listed or admitted to unlisted trading privileges or on any national securities exchange (the “Tradeable Securities”) then it will in either case first by written notice (“Disposition Notice”) request approval of the disposition from three (3) members of the Board who are also members of the IC, which members shall be identified by the Corporation, which Disposition Notice shall include among other things the proposed sale price, and, unless a majority of such members shall approve the request in writing within one (1) business day, Advisor shall have authority to cause such asset to be transferred to Client as hereinafter set forth.  If a majority of such members shall timely deny the request or fail to respond in writing thereto, Adviser may transfer the asset to such Client at the price set forth in the Disposition Notice, which transfer, for purposes of Paragraph 3, shall be treated the same as a sale of the asset to a third party, and such asset shall thereafter be excluded from the Velocity Assets held by such Client.  If, within the one-business day period referred to above, a majority of such members shall approve the disposition request, the Adviser shall have a period of thirty (30) days, or such shorter period if the Tradeable Securities are to become listed or admitted to trading privileges prior to the expiration of such thirty (30) day period, to dispose of the asset at not less than ninety-five (95%) of the price specified in the Disposition Notice, without having to obtain any further consent.  If the Adviser has not disposed of the asset within such thirty (30) day time period and thereafter desires to dispose of the asset, Adviser shall again be required to give members of the Board who are also members of the IC a new Disposition Notice, which disposition shall be subject to the same conditions specified in this Paragraph .

(i)

The Adviser shall have the power and authority on behalf of the Corporation and its subsidiaries to effectuate its investment decisions with respect to the Velocity Assets subject to the approval and according to the policies and procedures adopted from time to time by the Boards of Directors of Clients.  Adviser shall be given reasonable notice of changes in any policies or procedures or adoption of policies and procedures by additional Clients, and all such policies and procedures shall, in any case, be as reasonably necessary, and no more restrictive or burdensome than necessary, to protect the interests of the Clients and their respective stockholders or comply with law.  In the event that a Client determines to incur debt financing with respect to the Velocity Assets, the Adviser will assist in arranging for such financing on the Client’s behalf at Client’s sole cost and expense, subject to the oversight and approval of the Client’s Board of Directors.  If it is necessary for the Adviser to make investments on behalf of a Client through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle, but only if specifically approved by the Client’s Board of Directors in accordance with the other requirements set forth herein and on similar terms and conditions as set forth in this Agreement, and only if any requisite regulatory approvals that may be necessary are first obtained.

(j)

The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.  The Adviser agrees that, as requested by the Clients, it shall allocate or prorate the total fees to be charged hereunder by the Adviser among them, on the basis of the relative amounts of the Velocity Assets being managed for them, but they shall be jointly and severally liable to the Adviser for payment of the fees.

(k)

Subject to the requirements of the Investment Company Act and approval of the Board of Directors of the relevant Client, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in providing the investment advisory services required to be provided by the Adviser under this Agreement.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Client’s investment objectives and policies, and work, along with the Adviser, in identifying, evaluating, or negotiating, the acquisition or disposition of such investments and monitoring investments on behalf of the Client, subject to the oversight of the Adviser and the approval of the Client’s Board of Directors.  The Adviser, and not the Client, shall be responsible for any compensation payable to any Sub-Adviser.  Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.  Nothing in this Paragraph  will obligate the Adviser to pay any expenses that are the expenses of a Client under Paragraph .

(l)

The Adviser, and any Sub-Adviser, shall for all purposes herein provided each be deemed to be an independent contractor and, except as expressly provided or authorized herein or by the Client’s Board of Directors, shall have no authority to act for or represent the Client or otherwise be deemed an agent of the Client.

(m)

The Adviser shall keep and preserve for the period required by the Investment Company Act or the Small Business Investment Act of 1958, as amended, any books and records relevant to the provision of its investment advisory services to the Client and shall specifically maintain all books and records with respect to the Client’s transactions and shall render to the Board of Directors of each Client such periodic and special reports as the Board of Directors may reasonably request related to the Velocity Assets; provided, however, any non-routine reports requested which result in Adviser incurring expenses related to Adviser retaining the services of third parties shall be paid for by the Client.  The Adviser agrees that all records that it maintains for the Client are the property of the Client and will surrender promptly to the Client any such records upon the Client’s request, provided that the Adviser may retain a copy of such records.

2.

Responsibilities and Expenses of the Adviser and the Corporation.  All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under this Agreement, and the compensation and all overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Client, except as otherwise specifically provided herein.  Except as otherwise expressly set forth herein, Adviser shall be responsible for all Adviser’s expenses, including payroll, fringe benefits, rent, deal expenses (legal, accounting and diligence), phone, data, asset management (Wall Street Office), any required ratings of assets, including the payment to rating agencies for ratings and shadow ratings, and other expenses related to the Adviser’s engagement hereunder.

The Clients will bear all other costs and expenses of their operations and transactions related to the Velocity Assets, including (without limitation) the following:

•

organization;

•

calculating the Clients’ net asset value (including the cost and expenses of any independent valuation firm);

•

interest payable on debt, if any, incurred to finance the Clients’ investments;

•

offerings of the Corporation’s common stock and other securities;

•

investment advisory and management fees;

•

fees payable to third parties, including agents, consultants or other advisers, relating to, or associated with, evaluating and making investments;

•

transfer agent and custodial fees;

•

federal and state registration fees;

•

all costs of registration and listing the Corporation’s shares on any securities exchange;

•

federal, state and local taxes;

•

independent directors’ fees and expenses;

•

costs of preparing and filing reports or other documents required by governmental bodies (including the SEC);

•

costs of any reports, proxy statements or other notices to stockholders, including printing costs;

•

the Clients’ fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; and

•

direct costs and expenses of the Clients’ administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs.

1.

Compensation of the Adviser.

(a)

Upon the Effective Date, the Clients shall advance two hundred thousand dollars ($200,000) to Adviser to be credited against the fees earned by Adviser as a deposit up to one hundred thousand dollars ($100,000) of which shall be allocable to each of the first two ninety (90) day periods following the Effective Date.  To the extent Adviser has not earned fees equal to one hundred thousand dollars ($100,000) during either of the first two quarterly calendar periods following the Effective Date, upon request by the Clients, Adviser shall refund any excess to the Clients or credit such excess towards future fees earned.

(b)

The Clients shall pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, (A) a base management fee (“Base Management Fee”), (B) an Income-Based Fee and (C) a Capital Gains Fee for the fiscal year commencing July 1, 2008, which fee calculation shall exclude gains realized for any prior period, and each fiscal year thereafter, the payment of such Capital Gains Fee is subject to (i) the prior termination on or before June 30, 2008 of the Client’s non-employee stock option plan and (ii) the cessation from and after July 1, 2008 of any further grants under the Client’s 1999 employee stock option plan (clauses (i) and (ii) hereinafter the “Capital Gains Fee Conditions”).  The Company agrees to satisfy the Capital Gains Fee Conditions on or before June 30, 2008.  All fees payable to Adviser shall be calculated in accordance with applicable regulation as promulgated from time to time by the Commission, and, for all purposes of this Agreement, all asset amounts shall be determined based upon the valuation policies ordinarily used by the Clients for financial reporting purposes.  The Clients shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct in the manner provided in Paragraph  hereof.

(c)

The Base Management Fee with respect to each calendar quarter shall equal the sum of the following:

(x)

(i)

0.75 % of Velocity Assets (including loans, notes, and securities) rated BB- or above in total amount of $300 million or less; plus

(ii)

0.625% of such assets in total amount of more than $300 million; plus

(y)

(i)

1.500% of Velocity Assets (including loans, notes, and securities) that are unrated or rated below BB- and Incidental Equity in total amount of $250 million or less; plus

(ii)

1.325% of such assets in total amount of more than $250 million, but less than or equal to $400 million; plus

(iii)

1.150% of such assets in total amount of more than $400 million.

For purposes of determining the Base Management Fee, the amounts of assets (which shall exclude cash or cash equivalents, but include assets purchased with borrowed funds) shall be determined as the average (arithmetic mean) of their respective amounts on the last day of such calendar quarter and the calendar quarter immediately preceding such calendar quarter, except that, with respect to the calendar quarter during which the Effective Date occurs, the amounts of assets shall be determined as their respective amounts on the last day of such calendar quarter.  The Base Management Fee for any partial month or quarter will be appropriately pro rated.

(d)

The Income-Based Fee and Capital Gains Fee shall be determined as follows:

(i)

The Income-Based Fee with respect to each calendar quarter shall equal the sum of (x) an amount equal to any excess of Net Investment Income on Velocity Assets for such quarter over 2% of Average Equity for such quarter, except insofar as such Net Investment Income exceeds 2.424% of Average Equity for such quarter, plus (y) an amount equal to 17.5% of Net Investment Income for such quarter, insofar as such Net Investment Income exceeds 2.424% of Average Equity for such quarter.

(ii)

For purposes of Paragraph :

(A)

“Net Investment Income” for a calendar quarter means the excess of Gross Income for such quarter over the sum of the Base Management Fee and VA Cost of Funds for such quarter.

(B)

“Average Equity” means the daily average outstanding amount of equity outstanding that was issued by the Client (at any time) to acquire or hold Velocity Assets.

(C)

“Gross Income” means interest income, dividend income, and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees from issuers of Velocity Assets) accrued by the Client in respect of the Velocity Assets.  Gross Income includes, in the case of investments with a deferred interest feature (such as original issue discount or market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities), accrued income that the Client has not yet received in cash.  Gross Income does not include any realized or unrealized capital gains or losses except to the extent hereinafter set forth.

1.

If the value of a Velocity Asset, determined pursuant to Section  as of the end of a calendar quarter (“Ending Value”), shall be less than 95% of such Velocity Asset’s then Opening Value (as hereinafter defined), then an amount equal to the entire excess of such Opening Value over such Ending Value shall be deducted from Gross Income for such calendar quarter, and the Opening Value of such Velocity Asset shall be reduced to equal such Ending Value, for each subsequent quarterly period, unless and until the Opening Value shall be further reduced pursuant to this sentence.  Unless and until reduced pursuant to the preceding sentence, a Velocity Asset’s Opening Value shall be its original purchase price.  Notwithstanding anything else contained herein, a Velocity Asset’s then Opening Value (as adjusted from time to time as provided herein) shall be used to compute all realized capital gains and realized and unrealized capital losses for purposes of Paragraph .

2.

If the Capital Gains Balance (as hereafter defined) for a calendar year is negative, then such negative amount shall be deducted from Gross Income for the fourth calendar quarter of such calendar year.  To the extent the Capital Gains Balance is negative and exceeds the fourth calendar quarter Gross Income, such excess shall be carried forward to, and deducted from, the next calendar quarter(s) Gross Income until such negative balance has been fully offset against Gross Income.

(A)

“VA Cost of Funds” means interest accrued on debt incurred by the Client at Adviser’s direction to acquire or hold Velocity Assets, but excludes origination fees, commitment fees, unused line fees, or any other kind of cost or expense payable with respect to such debt.

(ii)

The Capital Gains Fee will be determined and payable in arrears as of the end of each fiscal year (or upon termination or expiration of this Agreement as set forth below), commencing with the fiscal year ending on June 30, 2009, which fee calculation shall exclude gains realized for any prior period, and will equal 17.5% of the Velocity Asset’s Capital Gains Balance for such fiscal year.  The Capital Gains Balance is defined as realized capital gains for the fiscal year, if any, computed net of all realized capital losses for such year on the Velocity Assets (determined using the then Opening Value of each Velocity Asset sold, deemed sold, or otherwise disposed of, including without limitation, due to maturity or refinancing, during such fiscal year).  If this Agreement shall terminate or fail to continue as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating a Capital Gains Fee.

(b)

On the Effective Date, the Corporation shall sell to Adviser warrants exercisable for five years from the date of grant, to purchase 100,000 shares of the Corporation’s Common Stock, at the greater of (i) market price of the Corporation’s shares of Common Stock as quoted on NASDAQ on the Effective Date or (ii) the exercise price of the warrants proposed to be sold by the Corporation in its private offering to “accredited investors” as that term is defined in Regulation D promulgated under the Securities Act for a purchase price per warrant equal to a price based on the fair values established by usage of the Black-Scholes warrant pricing model.

(c)

The Base Management Fee and the Income-Based Fee shall be paid quarterly in arrears.  All payments to be made by Client to Adviser shall be made within fifteen (15) days of receipt of an invoice by Client from Adviser setting forth in reasonable detail the method of computation and amounts due with respect to the fee then payable.

2.

Covenants of the Adviser.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

3.

Excess Brokerage Commissions.  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, with the Client’s prior approval to cause the Client to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Client’s portfolio, and constitutes the best net results for the Client.

4.

Limitations on the Employment of the Adviser.  Except as otherwise provided herein, the services of the Adviser to the Clients are exclusive, and the Adviser may not engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having the principal investment objective of making below investment-grade debt investments.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become interested in the Corporation as stockholders or otherwise.

5.

Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a member, manager, partner, officer or employee of the Adviser is or becomes a director, officer and/or employee of a Client and acts as such in any business of such Client, then such member, manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for such Client, and not as a member, manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

6.

Limitation of Liability of the Adviser; Indemnification.  The Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons and members (collectively, the “Indemnified Parties”), shall not be liable to any Client for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of any Client, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services.  The Clients shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of any Client or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Clients.  Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Commission or its staff thereunder).

7.

Effectiveness, Duration and Termination of Agreement.

(a)

The Effective Date of this Agreement shall be the date on the last to occur of the following provided such date is on or before May 31, 2008, or such later date as may be mutually agreed to by the Ameritrans Board and Velocity in their sole discretion:

(i)

approval of this Agreement by the shareholders of each of the Corporation and Elk;

(ii)

approval by the shareholders of the Corporation’s and Elk’s fundamental investment policies to the extent required;

(iii)

approval of the material terms of this Agreement by the United States Small Business Administration (“SBA”); provided, however, if the SBA does not approve Paragraphs ,  and 11.C hereof, but approves all other material terms of this Agreement, the Agreement shall be deemed to have been approved for purposes of this Paragraph ; and

(iv)

closing of a private offering of the Corporation’s equity securities for gross proceeds of a minimum of twenty five million dollars ($25,000,000) (the “Offering”), provided however, such condition (iv) may be adjusted to a lesser amount of equity, securities convertible into equity, debt, and/or any combination thereof, in such lesser amount as the parties hereto agree in writing.

The parties shall cooperate in good faith to attempt to cause the Effective Date to occur by such date and in connection with any submission or application referred to in Paragraph 1(d).

(b)

This Agreement shall remain in effect for two years from the date of its execution, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by:

(i)

the vote of the Board, or by the vote of stockholders holding a majority of the outstanding voting securities of the Corporation; and

(ii)

the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party to this Agreement, in accordance with the requirements of the Investment Company Act.  This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of stockholders holding a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser.

Clients shall give Adviser notice of any discontinuance of this Agreement.

8.

Termination for Cause.  The Corporation shall have the right to terminate this Agreement for “cause,” which shall mean and be limited to:

(i)

Failure of Edward Levy to be the active Managing Member of the Adviser;

(ii)

Failure of the Adviser to find and retain an acceptable replacement upon the departure of a Senior Professional in accordance with Paragraph ;

(iii)

A material breach of law/ or the terms, covenants or conditions on the part of the Adviser to be performed hereunder; or

(iv)

Any termination of the warehouse facilities (“Warehouse Facilities”), the collateralized loan obligation (“CLO”) or any agreement or arrangement relating to financing of the Velocity Assets on account of a default under the Warehouse Facilities, CLO or any other such agreement or arrangement that shall have been attributable to any action or inaction of the Adviser and/or its affiliates due to gross negligence, willful misconduct or intentional breach of the material terms of the Warehouse Facilities or other financing arrangements.

Any notice of termination for “cause” given by Client pursuant to this Paragraph ;  or , shall specify in writing in reasonable detail the reason for such termination that is the cause for giving such notice.  Adviser will have thirty (30) days to cure, to the reasonable satisfaction of Client, any such breach charged by Client; provided, however, with respect to Paragraph , any right to cure shall only be granted to the extent of any such right granted under the applicable Warehouse Facilities, CLO or other financing agreement up to a maximum of thirty (30) days.  In all other cases of a termination of the Agreement for cause, the Agreement shall terminate 30 days after such notice of termination for cause, unless Adviser has, as determined by Client in its sole discretion, satisfactorily cured such breach.

Should the Clients terminate this Agreement for cause, the Corporation will not have any further financial obligations to the Adviser other than payment for accrued services due under the terms of this Agreement and the Corporation and/or its subsidiaries shall not have any obligation to sell any assets to the Adviser, as otherwise hereinafter set forth.

9.

Termination for other than Cause.  Subject to (i) written confirmation from the Commission that it will take “no action” with respect thereto or (ii) an order from the Commission granting approval:

A.

If the Clients terminate or fail to continue this Agreement prior to the fifth anniversary from the Effective Date, other than for “cause,” Adviser shall have the right to purchase a “participation interest” in the then existing Velocity Assets on the following basis:

50% of first $300 million of Velocity Assets;

37.5% of Velocity Assets exceeding $300 million up to and including $600 million;

27.5% of all Velocity Assets over $600 million.

B.

If the Clients terminate or fail to continue this Agreement on or after the fifth anniversary from the Effective Date, other than for cause, Adviser shall have the right to purchase a 25% “participation interest” in the then existing Velocity Assets.

Except as otherwise provided in Paragraph . hereof, any purchase of a “participation interest” by Adviser shall be transacted in the following manner:

(i)

Adviser shall have sixty (60) days following the date of any notice of termination given by the Corporation or Corporation’s failure to continue this Agreement to send a written notice to the Corporation which notice shall state that Adviser desires to exercise its right to purchase a participation interest in the loans and investments that constitute the Velocity Assets.  Said written notice shall state that Adviser will agree to purchase the appropriate level of participation interest as set forth above, in each of the then assets that are part of the Velocity Assets, so that Adviser shall be required to purchase its participating share in all of such assets.  Velocity shall not be permitted to buy only a portion of the participation interests in certain assets, but must purchase its entire allocable percentage as provided herein.

(ii)

Any purchase by Adviser of a participating interest shall be made by payment to the Corporation in cash, which payment shall be made to the Corporation not later than ninety (90) days subsequent to the date on which Adviser  notifies the Corporation that it has elected to purchase its participating share of the assets.

(iii)

During any time period in which Adviser is making a determination whether it will exercise its right to purchase assets, or during any period prior to a closing with respect thereto the Client shall have the right to liquidate any of such assets in the normal course of business, if it deems that it is in its best interest to dispose of a specific asset due to market conditions at that time, subject to and in accordance with the last sentence of the first paragraph of Section .

(iv)

The purchase price at which the asset shall be sold to the Adviser shall be the market value of such asset as is customarily determined by the Client following the Client’s normal valuation procedures, and utilized by the Client or subsidiary at the then market value carrying amount for the Velocity Assets.

(v)

At the time of the closing of any sale of the participating interests, the Corporation or subsidiary will assign to Adviser its participating interest in the asset being purchased, and the Corporation or subsidiary will use reasonable business efforts to have that portion of the Velocity Asset being purchased assigned or transferred directly to Adviser, it being the intention of the parties that they will both use their business efforts to separate the assets purchased by Adviser from the remaining portion retained by the Corporation or subsidiary so that the two parties, after conclusion of the transfer, are both able to make independent and separate decisions about the disposal of such assets in the future.

C.

The parties have agreed that Adviser may elect to treat as a termination “not for cause” by Clients if the Clients sell or request that Adviser sell in excess of twenty percent (20%) of the average daily balance of the Velocity Assets in any 12 month period.  As in any other “not for cause” termination, Adviser will have the right to purchase  a pro rata share of the existing portfolio under the terms already agreed (i.e., sixty (60) days to elect to purchase and an additional ninety (90) days to close on the purchase of the agreed upon percentage of the Velocity Assets).  The Corporation will not sell an amount of Velocity Assets in excess of the assets that could be acquired by the Adviser prior to the Purchase Option’s lapsing; provided, however, in the event of an adverse change in market conditions as determined in the sole discretion of Client’s Board of Directors, Client shall be entitled to sell at anytime and from time to time any or all of the Velocity Assets as Client’s Board of Directors shall determine in its sole discretion.

Clients can elect, at anytime in their sole discretion to accelerate the above time periods to require Adviser to complete Adviser’s purchase of Adviser’s pro rata share of the existing portfolio following Adviser’s election to so purchase upon thirty (30) days prior written notice from the Clients to Adviser, provided that the Adviser shall be entitled to finance the purchase of Adviser’s pro rata share of the Velocity Assets by delivery to each Client of a promissory note in the principal amount equal to 80% of the amount of equity allocated to Adviser by a Client at the time of the termination “not for cause” (in each case, an “Adviser Note”); such note to be subordinated to any indebtedness outstanding under the warehouse or other loan facilities used to acquire Velocity Assets.  In such event, Adviser will provide the remaining 20% of the purchase price of such assets purchased by Adviser in cash at the closing.  The terms of each Adviser Note shall provide for:

(i)

Interest payable monthly in arrears at a rate equal to 200 basis points greater than the weighted average cost of debt associated with the Velocity Assets at the time of the termination notice;

(ii)

Maturity one hundred and fifty (150) days from the date of termination or failure to continue this Agreement;

(iii)

The delivery of a security agreement by Adviser to Client granting a senior security interest (but subordinated as provided above) by Adviser to Client in all the Velocity Assets purchased by Adviser from such Client and the filing of Forms UCC-1, or such other forms as may be required in the applicable jurisdictions evidencing Client’s security interest in such assets;

(iv)

The withholding of all distributions and payments otherwise due Adviser (except all costs and expenses, including financing costs, associated with the routine operation of Adviser’s business may be paid); and

(v)

A default under an Adviser Note shall be deemed to have occurred in the event the amount of the outstanding debt of the warehouse or other loan facilities used to acquire Velocity Assets plus the principal amount of the Adviser Note is greater than the fair market value of the pledged assets.

D.

The Purchase Option is specifically subject to (i) Adviser obtaining an exemptive order or no action letter from the Commission and (ii) compliance with all applicable SBA regulations concerning the sale of assets to an “Associate,” in the event the Adviser is deemed an “Associate” under applicable SBA regulations.  The legal expenses of the aforesaid approval of the Purchase Option shall be shared equally by the Corporation and Elk, on the one hand, and the Adviser, on the other hand, up to a maximum of seventy-five thousand dollars ($75,000) each, an aggregate of one hundred and fifty thousand dollars ($150,000).  Thereafter, all legal expenses, if any, shall be paid by the Adviser.  The purchase price of all assets purchased shall be determined as set forth in Paragraph , Subsection  above.  Adviser and its “affiliates” (as that term is defined in the 1940 Act) agree to waive any and all claims or rights they may have at law or in equity with respect to the acquisition of assets if a request for relief is made and such request for relief is denied.

This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  Any “Change of Control” of a Client shall not be deemed an assignment of this Agreement.  A “Change of Control” shall be deemed to have occurred if any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Client representing 50% or more of the combined voting power of Client’s then outstanding securities eligible to vote for the election of the Board of Directors of the Client.

10.

Additional Miscellaneous Understandings and Agreements, Effective Date of This Agreement, and Approval by the Corporations Board of Directors and Shareholders.

(a)

The Corporation agrees that it will reimburse Adviser for all legal expenses incurred by Adviser in connection with the preparation, and negotiation of the term sheet and legal documentation utilized to document the contractual agreements between the parties hereto, but not to exceed the sum of Twenty-Five Thousand Dollars ($25,000.00) in the aggregate without the prior approval of the Corporation.

(b)

In connection with the Offering, Adviser together with its affiliates agrees to purchase not less than $1.0 million of the equity issued in connection therewith.  The Corporation agrees that it will allocate the proceeds of the Offering to the acquisition of Velocity Assets as follows:  (i) eighty percent (80%) of such proceeds up to and including $25.0 million, (ii) fifty percent (50%) of the next $10.0 million of such proceeds, and (iii) ninety percent (90%) of any excess proceeds raised in the Offering.

11.

Amendments of this Agreement.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act and the Small Business Investment Act, if any.

12.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), the applicable provisions of the Investment Company Act, and the rules and regulations of the US Small Business Administration, if any.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.

No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

14.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy or failure to obtain an exemptive order or other similar relief, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

15.

Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

17.

Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

18.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

AMERITRANS CAPITAL CORPORATION

By:

Name:
Title:

ELK ASSOCIATES FUNDING CORPORATION

By:

Name:
Title:

VELOCITY CAPITAL ADVISORS LLC

By:

Name: Ed Levy
Title: Managing Member

Exhibit D

EXHIBIT A

AMERITRANS CAPITAL CORPORATION and VELOCITY CAPITAL ADVISORS LLC
Investment Committee Processes and Responsibilities
______________ 2008

I.

Investment Committee (“IC”)

The IC will be responsible for recommending for approval to the Board of Directors of Ameritrans Capital Corporation (the “Corporation”) or to a committee of the Corporation’s Board of Directors (the “Ameritrans Committee”) all investments as well as monitoring all investments over their full life cycle within the VCA portfolios.

1.

Meeting Frequency/Notice:  IC meetings will generally be scheduled with a minimum of 24 hours notice. However, meetings can be scheduled on shorter notice subject to availability and necessity. Meetings will be either in person or by phone at the discretion of the IC members.

2.

Members:  The IC will include five members, including the CEO and President of the Corporation, an independent Director of the Corporation (or other Corporation designee) and two persons nominated by Edward Levy (“Levy”) on behalf of Velocity Capital Advisors LLC (“VCA”).  The initial VCA members shall be Levy and Walter McLallen (“McLallen”).  Non-voting observers will include, among others, additional members of VCA as deemed appropriate.  The IC chairman shall be _______________, and the IC secretary shall be _________________.

3.

Voting:  Investments will not be approved if there is one or more dissenting votes.

4.

Quorum:  In addition to either Levy or McLallen, two additional voting members of the IC are required to be in attendance. However, exceptions will be made for “Fast Track” approvals, when (a) immediate decisions are required (b) the proposed investment is expected to be highly liquid and is rated at least B/B2, (c) a member of the IC present at the meeting has direct experience with the issuer, and (d) at least one of the Corporation’s designees and one of the VCA members of the IC are in attendance; provided, however, any approval of a proposed investment, whether or not such investment is a “Fast Track Investment,” shall be subject to the policies, procedures and approval of the Corporation’s Board of Directors as they may determine from time to time.  For example, the Corporation’s Board of Directors anticipates establishing limitations on the amount of an investment or disposition of an investment that the Ameritrans Committee is authorized to approve without obtaining the prior approval of the Corporation’s Board of Directors.

5.

Minutes:  The IC Secretary will keep minutes of all of the IC meetings. All investment recommendations will be recorded in the Investment Committee minutes (form to be provided).

6.

Full Underwriting vs. Re-underwriting:  Generally, complete or full underwriting will be required for each investment. “Full” underwriting consists of the IC formally recommending each investment.  In select instances, a “re-underwriting” will be sufficient to recommend an investment.  A re-underwriting will be permitted when VCA is repurchasing a credit it had previously owned but had sold such investment within the last 120 days (assuming that during such period news was not disseminated that significantly affected the underlying merits of the credit).  Re-underwriting will only be available to investments that are expected to be highly liquid and are rated at least B/B2 or for additional purchases of existing VCA investments.  Both Levy an McLallen in addition to the Corporation’s members on the IC must recommend a Re-underwriting. The IC will be notified of all Re-underwriting activity.

II.

Information Requirements

VCA will prepare and maintain the following information and analyses with respect to each investment in its portfolios.

1.

Credit Write-ups:  Generally, complete credit write-ups in the standard VCA format (which will vary depending on the liquidity and rating of the credit) are required for every investment.

2.

“Fast Track” Approvals:  In “Fast Track” approval cases, market timing factors may require the IC to consider investments prior to the completion of a credit write-up. In such cases, the minimum that is required for the IC to consider and recommend an investment is the VCA write up cover page and select additional information that the credit analyst considers appropriate (e.g. bank book executive summary, bank meeting slide presentation, term sheet and accompanying analyses).  Fast track recommendations will only be considered when an investment is expected to be highly liquid and is rated at least B/B2.  If an investment is recommended on a fast track basis, a complete write-up is required within two weeks of the date of approval of the Ameritrans Committee or the Corporation’s Board of Directors, as the case may be.  Upon completion, the Credit Analyst is required to distribute the write up to all members of the IC.

3.

Models:  Financial models will generally be prepared by credit analysts for each investment that the IC considers.  The extent of the model will vary based upon a variety of factors, including  (a) experience with and performance of the issuer (b) response time required, and (c) the amount of time that has passed since a model was completed and reviewed.  Generally, complete models will be required when substantial time has passed or financial performance has been materially different from the time the last model was prepared and reviewed.  The standard VCA model format will typically be used to evaluate investments.